EXHIBIT 99.1

Republic Bancorp, Inc. Declares
Five Percent Stock Dividend

January 19, 2007

Contact: Steve Trager
President & CEO

LOUISVILLE, KY — The Board of Directors of Republic Bancorp, Inc. (Republic or Company) (NASDAQ: RBCAA), holding company for Republic Bank & Trust Company and Republic Bank, declared a five percent (5%) stock dividend to be paid on April 27, 2007 to shareholders of record as of March 23, 2007. The stock dividend is in addition to Republic’s quarterly cash dividend that was announced yesterday.

Class A shareholders will receive five additional shares of Class A Common Stock for every 100 shares currently owned. Class B shareholders will receive the same ratio of Class B Common Stock. A cash payment will be made in lieu of any fractional shares. The amount of cash in lieu of fractional shares will be based on the March 23, 2007 closing stock price.

“As we begin a new year, many of our major strategic initiatives are well on their way, including the growth of our core deposit base and continued geographic expansion. This stock dividend is not only reflective of the success enjoyed by the Company in the prior year, but also of our Board of Directors’ positive outlook for the future. It is especially gratifying that we are able to share the Company’s positive results with our shareholders for the fourth consecutive year in the form of a stock dividend. We thank all of our shareholders for their continued support, and we pledge to work hard to create long-term value for our shareholders for many years to come,” commented Steve Trager, President & CEO.

Republic Bancorp, Inc. (Republic), has 38 banking centers, and is the parent company of: Republic Bank & Trust Company with 34 banking centers in ten Kentucky communities — Bowling Green, Covington, Elizabethtown, Fort Wright, Frankfort, Georgetown, Lexington, Louisville, Owensboro, and Shelbyville and two banking centers in Jeffersonville and New Albany, Indiana. Republic Bank has two banking centers in Port Richey and New Port Richey, Florida. Republic Bank & Trust Company operates two Republic Finance offices in Louisville, as well as Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic Bank offers internet banking at www.republicbank.com. Republic has $3.0 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky, and Republic Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ Global Select Market.